EXHIBIT 10.7

PARK AEROSPACE CORP. POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

A. OVERVIEW

In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Park Aerospace Corp. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section H, below.

B. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

(1) In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with NYSE Rules and Rule 10D-1 as follows:

(i) After an Accounting Restatement, the Compensation Committee of the Board (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

(a) For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

i. The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received; and

ii. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.

(2) Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section B(1) above if the Committee determines that recovery would be impracticable and either of the following two conditions is met:

(i) The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s) and provide such documentation, or

(ii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

C. DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by applicable U.S. Securities and Exchange Commission (“SEC”) filings.

D. PROHIBITION OF INDEMNIFICATION

The Company shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation.

E. ADMINISTRATION AND INTERPRETATION

This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith.

F. AMENDMENT; TERMINATION

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section F to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

G. OTHER RECOVERY RIGHTS

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company.

H. DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(1) “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(2) “Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable NYSE rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below).

(3) “Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

(4) “Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(5) “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

(6) “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(7) “Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(8) “NYSE” means the New York Stock Exchange.

(9) “Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

(10) “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

Effective as of November 7, 2023

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